Exhibit 23.6

[LETTERHEAD OF MILLER AND LENTS]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references in this Registration Statement on Form S-3 of Plains Exploration & Production Company to our reserve reports regarding the interest of Plains Exploration & Production Company and its subsidiaries (collectively the “Company”), relating to the estimated quantities of certain of the Company’s proved reserves of oil and gas and present values thereof for certain periods originally included in Plains’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

MILLER AND LENTS, LTD. Texas Registered Engineering Firm No. F-1442

By:	/S/ CARL D. RICHARD

Carl D. Richard, P.E. Senior Vice President

Houston, Texas

March 5, 2010